Exhibit 10.7

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY [**].

Execution Version

AMENDED AND RESTATED
OPTION TO PURCHASE

This Amended and Restated Option to Purchase (“Option Agreement”) is made and entered into as of April 29, 2020 (“Effective Date”) between Beverly J. Beethe (“Owner”) whose address is 72027 Hwy 50, Elk Creek, Nebraska 68348 and Elk Creek Resources Corp., a Nebraska corporation (“Optionee”), whose address is 386 Broadway, Tecumseh, Nebraska 68450. For purposes of matters related to the exercise of her right to reserve a Life Estate (as defined below) as set forth in this Option Agreement, Beverly J. Beethe is referred to in this Option Agreement as “Beverly”.

WHEREAS, Optionee and Elda E. Beethe (“Elda”) entered into a certain Option to Purchase (including all addenda, exhibits and schedules attached thereto) dated as of April 30, 2010 (“Option to Purchase”) wherein, subject to the covenants, terms, conditions and other provisions set forth therein, Elda granted to Optionee the exclusive right and option to acquire all of Elda’s rights, privileges, title and interests of any nature whatsoever in and to certain real property situated in Johnson County, Nebraska (“Optioned Real Property”).

WHEREAS, the Option to Purchase was amended by a letter agreement dated as of April 27, 2015 between and among Optionee, Elda and Beverly (the “Extension Agreement”, which together with the Option to Purchase are collectively referred to as the “Prior Option Agreement”), Elda having previously executed and delivered to Beverly a warranty deed dated as of April 22, 2015 and recorded on April 27, 2015 in Book 58, Page 603 of the real estate records in the offices of the Johnson County, Nebraska Register of Deeds, conveying to Beverly an undivided one-half (1/2) interest in and to a portion of the Optioned Real Property.

WHEREAS, as of the effective date of the Extension Agreement, Beverly owned an undivided one-half (1/2) interest in and to the Section 33 Property (as defined in Section 1(i) below), with the remaining undivided one-half (1/2) interest in and to the Section 33 Property then being solely owned by Elda, the rights, privileges, title or interests of both Elda and Beverly in and to the Section 33 Property then also being subject to the prior Option Agreement.

As of the effective date of the Extension Agreement, Beverly did not hold or own any right, privilege, title or interest in or to any of the Section 27 Portion (as defined in the Extension Agreement), all of which were then solely owned by Elda, subject only to (i) easements and restrictions of record, including the Prior Option Agreement, and (ii) any then current rights of the tenants in respect of either the Heidemann Lease or the Phillips Lease and the terms of the Existing CRP Enrollment (as each is defined in the Extension Agreement).

WHEREAS, Elda died on June 15, 2018 and, as the time of her death, Elda continued to hold and own (a) an undivided one-half (1/2) interest in and to the Section 33 Property, and (b) all the rights, privileges, title and interests in and to the Section 27 Portion, in the case of both the Section 33 Portion and the Section 27 Portion, subject only to (i) easements and restrictions of record, which included the Prior Option Agreement and (ii) any then current rights of the tenants in respect of either the Heidemann Lease or the Phillips Lease and the terms of the Existing CRP Enrollment.

Execution Version

WHEREAS, pursuant to a Deed of Distribution by Personal Representative dated August 20, 2019, BEVERLY J. BEETHE, PERSONAL REPRESENTATIVE OF THE ESTATE OF ELDA E BEETHE, in Estate No. PR18-19, County Court of Johnson County Nebraska, conveyed to Beverly (as Grantee): (a) all of Elda’s undivided one-half (1/2) interest in and to the Section 33 Property, and (b) all of Elda’s rights, privileges, title and interests in and to the Section 27 Portion. The Deed of Distribution was recorded in the real estate records in the offices of the Johnson County, Nebraska Register of Deeds on August 23, 2019 in Book 60, Page 274.

WHEREAS, Beverly is now the owner of all the Optioned Real Property.

WHEREAS, Beverly and Optionee have determined that the Prior Option should be amended and restated in its entirety to take into account various new agreements and arrangements between the parties related thereto and other developments in respect thereof.

NOW THEREFORE IN CONSIDERATION OF THE ABOVE AND FOREGOING RECITALS EACH OF WHICH IS INTEGRATED INTO AND MADE A PART OF THIS OPTION AGREEMENT, THE MUTUAL AGREEMENTS CONTAINED HEREIN AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED BY EACH OF BEVERLY AND OPTIONEE, THE PARTIES INTENDING TO BE LEGALLY BOUND HEREBY AGREE THAT THE PRIOR OPTION SHALL BE AMENDED AND RESTATED IN ITS ENTIRETY TO PROVIDE AS FOLLOWS:

1.          Grant of Option to Purchase Real Property. In consideration of the payment by Optionee to Owner of [**] (the “Option Payment”) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Owner hereby grants to Optionee, subject to the terms and conditions set forth in this Option Agreement, the exclusive and irrevocable right and option to purchase (the “Option”):

(i)	All of Owner’s rights, privileges, title and interests of any nature whatsoever in and to the real estate (as defined in Neb. Rev. Stat. § 76-201 (Reissue 2013)) situated in Johnson County and legally described as: East Half of the Northeast Quarter (E/2NE/4) of Section 33, and the Southeast Quarter (SE/4) of Section Thirty Three (33) in Township Four (4) North, Range Eleven (11) East of the 6th P.M., Johnson County, Nebraska, EXCEPT a five acre tract described as follows: Commencing at the Southwest corner of said Southeast Quarter and running North about 15 1/2 rods until it reaches a fence on said quarter section; thence East until it reaches Elk Creek, thence following the meanderings of said creek until it reaches a point directly East of the place of beginning, thence West to the place of beginning, all in Section Thirty Three (33), Township Four (4) North, Range Eleven (11) East of the 6th P.M., Johnson County, Nebraska, and EXCEPT Highway Deeded to State of Nebraska more particularly described in Book 53, Page 663; Book 55, Page 101; Book 32, Page 431), together with, and including without limitation, all of Owner’s rights, privileges, title and interests, if any, whether now existing or acquired at any time during the Option Period and, if the Option is exercised, thereafter until Closing (as defined in Section 13(i)) in and to (a) any easements, rights of way and other rights used in connection with, or as a means of access to, any portion of such real estate, (b) any hereditaments and appurtenances of and to such real estate, (c) any streets, alleys, rights-of-way, tracts and parcels adjacent to or used in connection with such real estate, (d) any air rights, water or water rights, including without limitation all wells, canals, ditches, reservoirs of any nature and all rights thereto, appurtenant to or associated with such real estate, (e) any buildings, improvements, betterments and fixtures, including without limitation any irrigation systems and storage bins, that are constructed, installed, affixed or otherwise located in, on, upon or in respect of such real estate at any time during the Option Period and thereafter until Closing, (f) any oil, gas and minerals, including without limitation Niobium, cobalt and all other base and precious minerals and all economic minerals, metals or substances, that may exist or may be lying or that otherwise may be contained within, on, or under or that may be produced from such real estate, or that may exist or may be lying or that otherwise may be contained within, on, or under or that may be produced from, in all cases, any real property underlying any easements, roads, or road rights-of-way within or adjacent to such real estate, whether correctly described or not, together with any right of ingress and egress to such real estate for the purpose of finding, saving, storing, removing, extracting, mining, transporting and marketing any and all minerals therefrom, and (g) any of Owner’s other rights, privileges, title and interests of any nature whatsoever related to such real estate or any and all of the foregoing, (collectively, the “Section 33 Property”). Nothing in this Section 1(i) shall be construed to constrain or limit Owner’s right to reserve in the Deed (as defined in Section 13(iv)(a)(l)) both the Net Smelter Royalty (as defined in Section 13 (ix)) and the Life Estate (as defined in Section 13 (viii)), in all cases as set forth in and pursuant to and in accordance with the applicable terms, conditions and other provisions of this Option Agreement.

Execution Version

(ii)	All of Owner’s rights, privileges, title and interests, if any, whether now existing or acquired at any time during the Option Period and, if the Option is exercised, thereafter until Closing in and to any oil, gas and minerals, including without limitation Niobium, cobalt and all other base and precious minerals and all economic minerals, metals or substances, that may exist or may be lying or that otherwise may be contained within, on, or under or that may be produced from the real property situated in Johnson County, Nebraska and legally described as: Northwest Quarter of the Northeast Quarter (NW/4NE/4) of Section Twenty Seven (27), in Township Four (4) North, Range Eleven (11) East of the 6th P.M., Johnson County, Nebraska (such real property, the “Section 27 Property”), and all of Owner’s other rights, privileges, title and interests of any nature whatsoever in respect of any and all of the foregoing, including without limitation all of Owner’s interests in any oil, gas, minerals including without limitation Niobium, cobalt and all other base and precious minerals and all economic minerals, metals or substances, that may exist or may be lying or that otherwise may be contained within, on, or under or that may be produced from, in all cases, any real property underlying any easements, roads, or road rights-of-way within or adjacent to the Section 27 Property, whether correctly described or not. All of Owner’s rights, privileges title and interests described and identified in this clause (ii) of this Section 1, collectively referred to in this Option Agreement as the “Section 27 Mineral Interests”). Nothing in this Section 1(ii) shall be construed to constrain or limit Owner’s right to reserve in the Deed the Net Smelter Royalty as set forth in and pursuant to and in accordance with the applicable terms, conditions and other provisions of this Option Agreement.

Execution Version

(iii)	Whenever used in this Option Agreement, “Optioned Property” means (collectively) the Section 27 Mineral Interests and the Section 33 Property.

(iv)	The Option Payment shall be paid in full by Optionee to Owner by wire transfer to the account directed in writing by Owner, such wire transfer to be initiated by Optionee upon the execution of this Option Agreement by Owner. In addition, Optionee will pay an aggregate amount of [**] to Owner by the same wire transfer initiated contemporaneously with its payment of the Option Payment, such amounts to be allocated as follows: [**] to be allocated as prepaid rent under the South Building Lease (as defined in Section 8)(iii)(a)) for the period from April 30, 2020 through July 1, 2020; [**] to be allocated as prepaid rent under the North Building Lease (as defined in Section 8)(iii)(b)) for the period from April 30, 2020 through May 21, 2020; and, [**] to be allocated as prepaid rent under the Weather Station Tower Lease (as defined in Section 8(iii)(iv)(c)) for the period from April 30, 2020 through April 29, 2021. Owner acknowledges that as of the Effective Date, all rent required to be paid by Option for any period prior to April 30, 2020 under each of the Owner/Optionee Leases (as defined in Section 8(iii)(iv)(e)) has been paid in full by Optionee. Optionee will also pay to Owner the following Additional Payments: (a) by the same wire transfer initiated contemporaneously with its payment of the Option Payment, an Additional Payment of [**] and (b) an Additional Payment of [**] to be paid on April 30, 2021. Each of the foregoing additional payments are individually referred to in this Option Agreement as an “Additional Payment” and are collectively referred to in this Option Agreement as the “Additional Payments”. Notwithstanding anything to the contrary contained in this Option Agreement, no Additional Payment shall be due if at any time prior to the due date therefor, Optionee has given to Owner a Notice of Exercise of Option (as defined in Section 3).

2.           Option Period; Optionee Right to Terminate Option Agreement. The term of this Option Agreement shall commence on the Effective Date and shall continue until 11:59 p.m. on April 29, 2022 (“Option Period”). Unless the Option is exercised by Optionee during the Option Period, this Option shall be deemed to be terminated and without any further force or effect. Anything in this Option Agreement to the contrary notwithstanding, Optionee (but not Owner) shall have the right to terminate this Option Agreement at any time during the Option Period as of the date specified in a written notice to Owner of such termination, and upon such termination by Optionee, this Option Agreement and the Option shall be deemed to be terminated and without any further force or effect.

3.           Exercise of Option. Optionee may exercise this Option at any time during the Option Period by giving Owner written notice of exercise of the Option (“Notice of Exercise of Option”); provided, however, in the event Optionee exercises the Option, the purchase of the Optioned Property, including Optionee’s consummation of the Purchase Transaction (as defined in Section 13), shall be governed by the terms and conditions of this Option Agreement. Notice of Exercise of Option shall be deemed to have been given during the Option Period if it is received by Owner during the Option Period or if it is sent to Owner during the Option Period at the address set forth in Section 14 for notice purposes. The date that the Notice of Exercise of Option is sent, as evidenced by a United States Postal Service postmark, receipt for certified or registered mail, or overnight courier date stamp or, if the Notice of Exercise of Option is personally delivered to Owner, the date that the Notice of Exercise of Option is received by Owner, shall be deemed the date of Optionee’s exercise of the Option and shall be referred to in this Option Agreement as the “Option Exercise Date.” Notice of Exercise of Option shall be accompanied by a check payable to Owner representing good funds in the amount of One Thousand and No/100 Dollars ($1,000.00) to be used as earnest money (the “Earnest Deposit”), to be paid by Optionee to Owner. If the Purchase Transaction is closed, the Earnest Deposit shall be credited towards the Purchase Price, otherwise the Earnest Deposit shall be refunded to Optionee or paid to Owner as provided in this Option Agreement.

Execution Version

4.           Mineral Exploration Work and Activities During Option Period. During the Option Period (and if the Option is duly exercised by Optionee, at any time thereafter prior to Closing), Optionee and its employees, contractors, consultants, agents and representatives (collectively, “Optionee’s Representatives”) shall have the exclusive right (at Optionee’s expense) to enter upon, occupy and otherwise use the Section 27 Property and the Section 33 Property for the purpose of conducting any surveys, studies, sampling of surface or subsurface soils, conditions, rock formations/structures or minerals, inspections, and other tests and mineral exploration work and activities in respect thereof as Optionee shall consider appropriate in its sole judgment and absolute discretion; provided, however, that Optionee shall not be permitted to conduct any mining operations on either of the Section 27 Property or the Section 33 Property. Prior to entering the Section 27 Property or the Section 33 Property for the purposes contemplated by this Section 4, Optionee shall first inform Owner, generally describe the work and activities to be conducted and the general location of such work and activities; provided the parties intend that notice be given by Optionee prior to the start of a new project involving work or activities under this Section 4, but not on a daily or other routine basis if the project extends beyond one day. Optionee shall use commercially reasonable efforts when conducting such work or activities to avoid unreasonable interference with any agricultural operations then being conducted on the Section 27 Property or the Section 33 Property, as applicable.

Upon completion of any such work or activity, Optionee shall repair and restore, at Optionee’s expense, the surface of the affected portion of the Section 27 Property and the Section 33 Property to its condition immediately prior to such work or activity as is reasonably commercially practicable to allow the same to be used for the purposes used by Owner prior to such work or activities. Optionee also shall reimburse Owner for the reasonable value of any loss of crops or livestock damage caused by such work or activities. The reasonable value of such loss and damage to be paid pursuant to this Section 4 shall be the value determined by an appraiser mutually agreed upon by Owner and Optionee, provided that if Owner and Optionee cannot agree on an appraiser within thirty (30) days after the date such work causing the damage is complete, then Optionee and Owner shall each, at its own cost, select an appraiser, who shall jointly select a third appraiser and the value determined by the third appraiser shall be final and binding. The cost of the third appraiser shall be equally divided between Owner and Optionee.

Execution Version

5.            Drilling Exploration Work During Option Period. During the Option Period (and if the Option is duly exercised by Optionee, at any time thereafter prior to Closing), Optionee and Optionee’s Representatives shall have the exclusive right (at Optionee’s expense) to enter upon, occupy and otherwise use the Section 27 Property and the Section 33 Property for the purpose of conducting exploration drilling at a site or sites thereupon as may be selected from time to time by Optionee in its sole judgment and absolute discretion, which right shall include the right of Optionee as and when Optionee shall deem appropriate to layout and establish access roads to each drilling site. An exploration drill hole which is subject to the payment provisions of this Section 5 is defined as a hole in which mineralization has been reached being approximately four hundred to five hundred feet (400’ to 500’) in depth. Optionee shall use commercially reasonable efforts when conducting all such work and activities to avoid unreasonable interference with any agricultural operations then being conducted on the Section 27 Property or the Section 33 Property, as applicable. In the event that access roads for drill sites are so laid out or established, such roads shall not be rocked, graveled, or surfaced. The area of each drilling site shall not exceed two hundred feet (200’) by two hundred feet (200’). Optionee shall pay to Owner drilling fees (each, a “Drilling Fee”) of (i) Five Thousand and No/100 Dollars ($5,000.00) per drill site that begins on the surface of either the Section 27 Property or the Section 33 Property prior to beginning any such exploratory drilling, and (ii) Two Thousand Five Hundred and No/100 Dollars ($2,500.00) per drill site that begins on the surface at a point that is not on either the Section 27 Property or the Section 33 Property, but which passes under the surface of either or both not later than 10 business days after the date on which such drill hole begins to pass under thereunder.

To the extent not otherwise paid by application of the provisions of Section 4 or Section 6, Optionee shall repair and restore, at Optionee’s expense, the surface area of the Section 27 Property and the Section 33 Property that has been affected by such activities to its condition immediately prior to such work or activity as is reasonably commercially practicable to allow the same to be used for the purposes used by Owner prior to such work or activities. Optionee also shall reimburse Owner for the reasonable value of any loss of crops or livestock damage caused by such work or activities. The reasonable value of such loss and damage to be paid pursuant to this Section 5 shall be determined using the procedures set forth in Section 4. Without limitation to the preceding provisions of this Section 5, after the completion of all activities in respect of any drill site that begins on the surface of the Section 27 Property or the Section 33 Property, Optionee shall cap such drill holes at least 60 inches below the surface.

In addition to the Drilling Fees, prior to commencement of any drilling at a drill site that begins on the surface of the Section 27 Property or the Section 33 Property, Optionee shall deposit One Thousand Five Hundred and No/100 Dollars ($1,500.00) in escrow with Nebraska Title Company in Beatrice, Nebraska (or such other escrow agent as Optionee may, in its sole and absolute discretion, determine from time to time), which amount shall be held in escrow, as security for possible damage or restoration costs in respect of the drilling at such drill site. Such amounts held in escrow shall be returned to Optionee upon completion of any repair or restoration of the surface, as required by this Section 5, and the reimbursement of damages to Owner as required by this Section 5.

6.            Optionee’s Improvements and Equipment; Related Damage Payment and Maintenance Payments. During the Option Period (and if the Option is duly exercised by Optionee, at any time thereafter prior to Closing), Optionee and Optionee’s Representatives also shall have the right (at Optionee’s expense) to place, construct and install all buildings, structures, machinery, equipment and other facilities (collectively, “Structures”) on any portion of the Section 27 Property or Section 33 Property as and when appropriate (as determined by Optionee in its sole judgment and absolute discretion) for use in connection with or in furtherance of Optionee’s activities and operations thereupon that are permitted under this Option Agreement. Optionee shall use commercially reasonable efforts when placing, constructing, or installing such Structures to avoid unreasonable interference with any agricultural operations then being conducted on such Property.

Execution Version

To the extent not otherwise paid by application of the provisions of Section 4 or Section 5, Optionee shall reimburse Owner for the reasonable value of any loss of crops or livestock damage caused by the placement, construction or installation of any Structures on the Section 27 Property or on the Section 33 Property. The reasonable value of such loss and damage to be paid pursuant to this Section 6 shall be determined using the procedures set forth in Section 4. If Optionee does not exercise its Option, Optionee shall remove any and all Structures placed, constructed or installed by Optionee on the Section 27 Property and Section 33 Property within 180 days following the date of the earlier of the expiration of the Option Period or the termination of this Option Agreement by Optionee, and, upon such removal, Optionee shall repair and restore, at Optionee’s expense, the surface of the Section 27 Property and the Section 33 Property to the condition immediately prior to the placement, construction or installation of any Structures thereupon to allow the same to be used for the purposes used by Owner prior to such work or activities. Optionee also shall reimburse Owner for the reasonable value of any loss of crops or livestock damage caused by the placement, construction or installation of any Structures on the Section 27 Property and the Section 33 Property for which Optionee has not otherwise compensated Owner as required by this Section 6 or any other provisions of this Option Agreement.

During the Option Period (and if the Option is duly exercised by Optionee, thereafter until Closing) Optionee will (a) maintain the present driveway into the Section 33 Property from the junction of Highway 50 to the terminus at the South Building and the North Building that are subject to the South Building Lease and the North Building Lease respectively (as such leases are defined in Section 8(iv)), which maintenance consists of keeping such driveway graveled and the snow removed therefrom, and (b) keep the grass and weeds on the Section 33 Property mowed excepting therefrom the fenced-in house yard. Such maintenance and mowing shall be undertaken and completed in the manner customarily maintained by Optionee during the two (2) year period prior to the Effective Date.

7.            Payment of Damages and Drilling Fees; Claim Limitation Period. Any payment that is required to be paid by Optionee by application of Sections 4, 5 or 6 (including any Drilling Fee) shall be paid by Optionee to Owner by a single check made payable to Owner. Owner, and not Optionee, shall be solely responsible for and liable for all loss of crops or livestock damage incurred by its tenant, if any, or any other person caused by or arising or resulting from, out of, or in connection with Optionee’s work, activities or operations under Sections 4, 5 or 6. Owner hereby agrees, on behalf of herself and her respective heirs, executors and assigns, to defend, indemnify and save Optionee harmless from and against any claims made by any tenant or any other person against Optionee for loss of crops or livestock damage caused by or arising or resulting from, out of, or in connection with Optionee’s work, activities or operations under Sections 4, 5 or 6. Any Drilling Fee due pursuant to Section 5 will be considered to have been timely made if received by Owner on or before the due date or if, on or before the due date, Optionee sends the required payment to Owner at the address identified in Section 14 for notice purposes, as evidenced by a United States Postal Service postmark, receipt for certified or registered mail, or overnight courier date stamp.

Execution Version

In addition to any other payment or other obligation of Optionee as a result of Optionee’s conducting any activity permitted by application of any provisions of Sections 4, 5 and 6 of this Option, Optionee covenants that while engaged in any such permitted activity it will not encumber any portion of the Section 27 Property or the Section 33 Property prior to Closing with any construction or similar liens or encumbrances related to its activities thereupon. Optionee agrees it will indemnify and hold Owner harmless from and against any liens or encumbrances placed on the Section 27 Property or the Section 33 Property arising from Optionee’s failure to promptly pay for any costs or expenses to any third party in respect of Optionee or Optionee’s Representatives having engaged in, conducted or performed any the activity. For purposes of clarification and notwithstanding any provision contained in this Option Agreement to the contrary, Optionee shall have no obligation (whether by reason of damages, payment, performance or other obligation) to Owner by application of any provisions of Sections 4, 5, 6, 7 or any other provision of this Option Agreement for: (i) a reduction in the value of the Section 27 Property or the Section 33 Property or any part or portion thereof due to the discovery of hazardous materials or hazardous substances (as defined in any “Environmental Law” (as defined in Section 9(iv)) or any other physical conditions or defects in the Section 27 Property or the Section 33 Property or any part or portion thereof (the “Defects”), (ii) the cost of remedial measures with respect to such hazardous materials or hazardous substances or Defects or (iii) Owner’s liability to third persons (including governmental entities) with respect to such hazardous materials or hazardous substances or Defects.

Owner shall make any claim related to or in respect of any of Optionee’s payment or performance obligations required by application of Sections 4, 5, 6 and 7 of this Option Agreement within 90 days after the date of the earliest to occur of (A) the expiration of the Option Period, (B) the termination of this Option Agreement by Optionee, or (C) the Closing of the Purchase Transaction. If Owner shall fail to timely make any such claim, Owner shall be deemed to have waived any such claim, including without limitation any right, remedy, or recourse in respect thereof.

Execution Version

8.            Existing Leases: Conservation Reserve Program.

(i)          Oral Crop Ground Lease: Termination. Optionee acknowledges that, as of the Effective Date, there exists an oral agricultural lease (“Oral Crop Ground Lease”) with respect to a portion of the Section 33 Property (collectively, the “Crop Ground Leased Premises”) between Owner, as landlord, and Kenneth Heidemann (“Heidemann”), as tenant, which is a year to year crop share lease. The Oral Crop Ground Lease will expire on February 28, 2021. Not later than fifteen (15) days after the Effective Date, Owner shall deliver a legally enforceable written notice to Heidemann that the Oral Crop Ground Lease has been terminated and will not be renewed after the February 28, 2021. Owner hereby acknowledges that Optionee intends to negotiate (and Owner hereby agrees to and authorizes such negotiations and Optionee’s execution ) a buyout/lease termination agreement between Optionee and Heidemann as to the rights, remedies and other recourse of Heidemann and Optionee that would apply if Optionee delivers to Owner a Notice of Exercise of Option during the term of the Oral Crop Ground Lease. Owner hereby covenants and agrees to deliver a copy of the Notice of Exercise of Option to Heidemann within five (5) days of Owner’s receipt thereof if Optionee delivers a Notice of Exercise of Option during the term of the Oral Crop Ground Lease. If the Closing shall occur during the term of the Oral Crop Ground Lease, Owner agrees to assign to Optionee all of Owner’s rights, title and interests under and in respect of such lease (but Owner shall remain responsible for obligations and liabilities of Owner thereunder that have accrued prior to Closing) and Owner shall be compensated by Optionee for such assignment as follows:

a.	If Closing occurs at any time during the term of the Oral Crop Ground Lease, but prior to the harvest of the crop that had been planted during the term of the Oral Crop Ground Lease for the current crop season, in then in addition to the Purchase Price, Owner shall be paid at Closing as full compensation for such assignment an amount equal to Owner’s share of the value of the then growing or unharvested crops on the Oral Crop Ground Lease Premises for such crop season, assuming the same would be harvested. If such value cannot be mutually agreed to between Owner and Optionee, the value shall be determined by an appraiser selected by Optionee who shall be familiar with the value of growing and harvested crops planted on similarly situated land in Johnson County, Nebraska and the surrounding area. The determination of the appraiser shall be binding on Owner and Optionee.

b.	If Closing occurs at any time during the term of the Oral Crop Ground Lease, but after the harvest of the crop that had been planted during the term of the Oral Crop Ground Lease for the current crop season, then notwithstanding the date of the exercise of the Option, Owner shall be permitted to retain Owner’s share of the crop proceeds therefrom, but no additional compensation will be paid by Optionee to Owner for such assignment.

(ii)          Oral Pasture Lease; Termination. Optionee acknowledges that, as of the Effective Date, there exists an oral pasture lease with respect to a portion of the Section 33 Property (the “Oral Pasture Leased Premises”) between Owner, as landlord, and Bill Phillips, as tenant (“Phillips”), that expires as of February 28, 2021 (the “Oral Pasture Lease”). The Oral Pasture Lease will expire on February 28, 2021. Not later than fifteen (15) days after the Effective Date, Owner shall deliver a legally enforceable written notice to Phillips that the Oral Pasture Lease has been terminated and will not be renewed after the February 28, 2021. Owner hereby acknowledges that Optionee intends to negotiate (and Owner hereby agrees to and authorizes such negotiations and Optionee’s execution ) a buyout/lease termination agreement between Optionee and Phillips to the rights, remedies and other recourse of Phillips and Optionee that would apply if Optionee delivers to Owner a Notice of Exercise of Option during the term of the Oral Pasture Lease. Owner hereby covenants and agrees to deliver a copy of the Notice of Exercise of Option to Phillips within five (5) days of Owner’s receipt thereof if Optionee delivers a Notice of Exercise of Option during the term of the Oral Pasture Lease. If the Closing shall occur during the term of the Oral Pasture Lease, Owner agrees to assign to Optionee all of Owner’s rights, title and interests under and in respect of such lease but no additional compensation will be paid by Optionee to Owner for such assignment.

Execution Version

(iii)	Written Crop Ground Leases/Pasture Leases During Option Period.

a.	Written Crop Ground Lease If Optionee has not delivered a Notice of Exercise of Option prior to December 1 2020, then, at any time prior to February 28, 2021, Owner may enter into a Written Crop Ground Lease for all or part of the Section 33 Property for the period commencing March 1, 2021 and terminating February 28, 2022. If Optionee has not delivered a Notice of Exercise of Option prior to December 1 2021, then, at any time prior to February 28, 2021, Owner may enter into (i) a renewal of the Written Crop Ground Lease contemplated by the immediately preceding sentence or (ii) a new Written Crop Ground Lease for all or part of the Section 33 Property, but in either case, the Written Crop Ground Lease shall be only for the period commencing March 1, 2022 and terminating February 28, 2023. Whenever used in this Option Agreement, the term “Written Crop Ground Lease” shall mean and refer to the written crop ground lease permitted by this Section 8(iii)(a). Notwithstanding anything to the contrary contained in this Option Agreement, Owner shall not renew or enter into a new Written Crop Ground Lease if Optionee has delivered a Notice of Exercise of Option prior to the date of the execution of a new Written Crop Ground Lease or, in the case of a renewal of a Written Crop Ground Lease, if Optionee has delivered a Notice of Exercise of Option prior to the date that tenant has notified Owner of tenant’s intention to renew the Written Crop Ground Lease.

b.	Written Pasture Lease. If Optionee has not delivered a Notice of Exercise of Option prior to December 1 2020, then, at any time prior to February 28, 2021, Owner may enter into a Written Pasture lease for all or part of the Section 33 Property for the period commencing March 1, 2021 and terminating February 28, 2022. If Optionee has not delivered a Notice of Exercise of Option prior to December 1 2021, then, at any time prior to February 28, 2021, Owner may enter into (i) a renewal of the Written Pasture Lease contemplated by the immediately preceding sentence or (ii) a new Written Pasture Lease for all or part of the Section 33 Property, but in either case, the Written Pasture Lease shall be only for the period commencing March 1, 2022 and terminating February 28, 2023.. Whenever used in this Option Agreement, the term “Written Pasture Lease” shall mean and refer to the written pasture lease permitted by this Section 8(iii)(a). Notwithstanding anything to the contrary contained in this Option Agreement, Owner shall not renew or enter into a new Written Pasture Lease if Optionee has delivered a Notice of Exercise of Option prior to the date of the execution of the new Written Pasture Lease or in the case of a renewal of a Written Pasture Lease, if Optionee has delivered a Notice of Exercise of Option prior to the date that tenant has notified Owner of tenant’s intention to renew the Written Pasture Lease.

c.	Owner to Deliver Notice of Exercise of Option. Owner hereby covenants and agrees to deliver a copy of the Notice of Exercise of Option to each tenant under any Written Crop Ground Lease or Written Pasture Lease within five (5) days of Owner’s receipt thereof if Optionee delivers a Notice of Exercise of Option during the term of any such lease.

Execution Version

d.	Conditions to and Mandatory Terms of Written Crop Ground Lease and Written Pasture Lease.

(I)	No Written Crop Ground Lease or Written Pasture Lease shall be executed by Owner unless such lease has been first approved by Optionee in writing, which approval shall not be unreasonably withheld, conditioned, or delayed. For avoidance of any doubt, Optionee’s prior approval shall not be required in the case of the renewal of a Written Crop Ground Lease or a Written Pasture Lease that was so previously approved by Optionee, if the tenant is the same and if no provisions of the renewed Written Crop Ground Lease or Written Pasture Lease have been amended, revised or modified from those of the previously approved lease; provided that Owner shall notify Optionee in writing that the lease was renewed by notice in writing from the tenant, the date of which shall be specified in the written notice to Optionee. A copy of each Written Crop Ground Lease and each Written Pasture Lease shall be delivered to Optionee by Owner within five (5) days after the date of execution or renewal, as applicable.

(II)	Each Written Crop Ground Lease shall include the following terms:

1.	The Written Crop Ground Lease will terminate, and tenant will immediately vacate the Section 33 Property, in each case as of date of closing of Optionee’s purchase of the Section 33 Property (“Closing”).

2.	Tenant shall remove all personal property of tenant from the portion of the Section 33 Property that is subject to the Written Crop Ground Lease (“Written Crop Ground Lease Premises”) including any previously harvested crops (whether or not then harvested from the Written Crop Ground Lease Premises) within 10 days after Closing. The tenant shall agree that all of tenant’s right, title and interest in and to (i) any planted and growing crops on the Written Crop Ground Lease Premises as of the date of Closing, and (ii) any personal property and any then harvested (whether or not harvested from the Written Crop Ground Lease Premises) or unharvested crops that are not completely removed from the Written Crop Ground Lease Premises within such 10 day period shall automatically inure to the benefit of and become the property of Optionee without payment of any compensation from Optionee to tenant or to any other person except as expressly provided in the Written Crop Ground Lease. Tenant shall agree that Optionee will be entitled to sell, transfer, convey or otherwise dispose of such personal property and crops as shall be deemed to be appropriate in Optionee’s sole judgment and absolute discretion.

Execution Version

3.	If Closing occurs at any time during the term of the Written Crop Ground Lease, but prior to the harvest of the crop that had been planted during the term of the Written Crop Ground Lease for the current crop season, tenant shall agree to accept as full compensation for such the early termination of the Written Crop Ground Lease, a payment from Optionee in an amount equal to the tenant’s share of the value of the then growing or unharvested crops on the Written Crop Ground Lease Premises for such crop season, assuming the same would be harvested. If such value cannot be mutually agreed to between tenant and Optionee, the value shall be determined by an appraiser selected by Optionee who shall be familiar with the value of growing and harvested crops planted on similarly situated land in Johnson County, Nebraska and the surrounding area. The determination of the appraiser shall be binding on tenant and Optionee. Tenant shall be paid for such value by Optionee on the date of the Closing.

4.	If Closing occurs at any time during the term of the Written Crop Ground Lease, but after the harvest of the crop that had been planted during the term of the Written Crop Ground Lease for the current crop season, then notwithstanding the date of the exercise of the Option, tenant shall be permitted to retain tenant’s share of the crop proceeds therefrom, but no additional compensation will be paid by Optionee unless such tenant and Owner have entered into a renewal of the Written Crop Ground Lease (as and when permitted by this Option Agreement) in which case such tenant shall be reimbursed by Optionee an amount equal to tenant’s respective share of the out-of-pocket input and other costs that were reasonably and necessarily incurred (after December 1 of the current Written Crop Ground Lease, but prior to the Option Exercise Date) in anticipation of farming the Written Crop Ground Lease Premises during the crop season falling in the ensuing term of the renewed Written Crop Ground Lease. The costs and expenses to be reimbursed will include such costs that were reasonably and necessarily expended by tenant for such purposes (after December 1 of the current Written Crop Ground Lease, but prior to the Option Exercise Date) in preparation of the Written Crop Ground Lease Premises for the crop season in the ensuing term of the renewed Written Crop Ground Lease.

5.	Except for Optionee’s payment obligations expressly set forth in the Written Crop Ground Lease, the tenant shall agree that Optionee shall have no liability to Owner, tenant to any other person for any other costs, expenses or damages of any nature incurred by any of them that may arise or result from, out of, or in connection with the assignment or early termination of the Written Crop Ground Lease, and tenant shall agree therein to waive, to the fullest extent permitted by law, any other right, remedy, or recourse in respect thereof.

Execution Version

6.	All other rent terms, including rent payment and allocation of expenses shall reflect current market conditions.

7.	Other than tenant’s right to be paid the amounts and compensation expressly set forth in the Written Crop Ground Lease, all of tenant’s rights, title and interests under and in respect of the Written Crop Ground Lease shall be assigned to Optionee at Closing, but tenant shall remain responsible for obligations and liabilities of tenant thereunder that have accrued prior to Closing.

8.	Without limitation to any other right, remedy or recourse of Optionee whether at law or in equity (whether as assignee of the rights, title or interests of either Owner or tenant under or in respect of the Written Crop Ground Lease), Optionee shall be deemed to be a third party beneficiary of the Written Crop Ground Lease and shall have the right to enforce each and all terms thereof against Owner or tenant or both, including the right to bring a forcible entry and detainer action and all such other rights, remedy and recourse as may be permitted by law or in equity to evict the tenant from the Written Crop Ground Lease Premises or to otherwise obtain possession of the same together with the recovery of any damages as either Optionee may sustain from tenant’s failure to vacate the Written Crop Ground Lease Premises and to otherwise comply with the terms of the Written Crop Ground Lease.

(III)	Each Written Pasture Lease shall include all mandatory provisions set forth in paragraph 1 and in paragraphs 5 through 7 of Section 8(iii)(d)(ll), above as modified to reflect their application to a Written Pasture Lease and that the leased premises shall be identified therein as the “Written Pasture Lease Premises”. Paragraphs 2, 3 and 4 shall not be included in the Written Pasture Lease, but the following paragraph shall be inserted in lieu thereof. Tenant shall remove all personal property of tenant from the Written Pasture Lease Premises, including any cows or cow/calf pairs (collectively “Pastured Cattle”) located thereupon on the Closing Date, by which time all Pastured Cattle shall have been removed. The tenant shall agree that all of tenant’s right, title and interest in and to (i) any Pastured Cattle remaining on the Written Pasture Lease Premises as of the Closing shall automatically inure to the benefit of, and shall become the property of, Optionee without payment of any compensation from Optionee except as expressly provided in the Written Pasture Lease. Optionee will be entitled to sell, transfer, convey or otherwise dispose of such personal property and Pastured Cattle as shall be deemed to be appropriate in Optionee’s sole judgment and absolute discretion. Optionee shall compensate tenant the amount of Two Hundred Fifty and 00/100 Dollars ($250.00) for each cow or cow/calf pair located on the Written Pasture Lease Premises as of the Exercise Date. Tenant shall be paid amounts by Optionee on the date of the Closing.

Execution Version

e.	Compensation to Owner in the Event of Early Termination of a Written Crop Ground Lease or a Written Pasture Lease.

(I)	If the Closing shall occur during the term of a Written Crop Ground Lease, Owner agrees to assign to Optionee all of Owner’s rights, title and interests under and in respect of such lease but Owner shall be compensated for such assignment as follows: If Closing occurs at any time during the term of the Written Crop Ground Lease, but prior to the harvest of the crop that had been planted during the term of the Oral Crop Ground Lease for the current crop season, in addition to the Purchase Price, Owner shall be paid at Closing as full compensation for such assignment and early termination of the Oral Crop Ground Lease, an amount equal to Owner’s share of the value of the then growing or unharvested crops on the Written Crop Ground Lease Premises for such crop season, assuming the same would be harvested. If such value cannot be mutually agreed to between Owner and Optionee, the value shall be determined by an appraiser selected by Optionee who shall be familiar with the value of growing and harvested crops planted on similarly situated land in Johnson County, Nebraska and the surrounding area. The determination of the appraiser shall be binding on Owner and Optionee.

(II)	If Closing occurs at any time during the term of a Written Crop Ground Lease, but after the harvest of the crop that had been planted during the term of the Written Crop Ground Lease for the current crop season, then notwithstanding the date of the exercise of the Option, Owner shall be permitted to retain Owner’s share of the crop proceeds therefrom, but no additional compensation will be paid by Optionee to Owner for such assignment and early termination of the Oral Crop Ground Lease.

(III)	If the Closing shall occur during the term of a Written Pasture Lease, Owner agrees to assign to Optionee all of Owner’s rights, title and interests under and in respect of such lease but no additional compensation will be paid by Optionee to Owner for such early termination.

Execution Version

(iv)	Owner’s Leases with Optionee.

a.	South Building Lease. Optionee acknowledges that, as of the Effective Date, there exists the South Building Lease between Owner and Elda, as landlords, and Optionee, as tenant, dated January 1, 2011, a copy of which is attached to this Option Agreement as Exhibit “E” (“South Building Lease”). Contemporaneously with the execution of this Option Agreement, Owner and Optionee shall execute the First Amendment to the South Building Lease attached hereto as Exhibit “F” (“First Amendment to South Building Lease”). For avoidance of doubt, unless the context shall otherwise require, any reference in this Option Agreement to the South Building Lease shall mean and refer to the South Building Lease as amended by the Extension of Building Lease Agreement (as defined in Section 8(iv)(d)) and the First Amendment to South Building Lease.

b.	North Building Lease. Optionee acknowledges that, as of the Effective Date, there exists the North Building Lease between Owner and Elda, as landlords, and Optionee, as tenant, dated May 21, 2014, a copy of which is attached to this Option Agreement as Exhibit “G” (“North Building Lease”). Contemporaneously with the execution of this Option Agreement, Owner and Optionee shall execute the First Amendment to the North Building Lease attached hereto as Exhibit “H” (“First Amendment to North Building Lease”). For avoidance of doubt, unless the context shall otherwise require, any reference in this Option Agreement to the North Building Lease shall mean and refer to the North Building Lease as amended by the Extension of Building Lease Agreement and the First Amendment to North Building Lease.

c.	Weather Station Tower Lease. Optionee acknowledges that, as of the Effective Date, there exists the Weather Station Tower Lease between Owner and Elda, as landlords, and Optionee, as tenant, dated June 10, 2014, a copy of which is attached to this Option Agreement as Exhibit “I” (“Weather Station Tower Lease”). Contemporaneously with the execution of this Option Agreement, Owner and Optionee shall execute the First Amendment to the Weather Station Tower Lease attached hereto as Exhibit “J” (“First Amendment to Weather Station Tower Lease”). For avoidance of doubt, unless the context shall otherwise require, any reference in this Option Agreement to the Weather Station Tower Lease shall mean and refer to the Weather Station Tower Lease as amended by the Extension of Building Lease Agreement and the First Amendment to Weather Station Tower Lease.

d.	Owner and Optionee acknowledge that the South Building Lease, the North Building Lease and the Weather Station Tower Lease were each amended and each term thereof was extended by the Extension of Building Lease Agreement between and among Elda, Beverly arid Optionee dated as of April 27, 2015, which agreement is attached hereto as Exhibit “K” (“Extension of Building Lease Agreement”).

Execution Version

e.	The South Building Lease, the North Building Lease and the Weather Station Tower Lease are sometimes collectively referred to in this Agreement as the “Owner/Optionee Leases” and individually as an “Owner/Optionee Lease”. The building identified in and subject to the South Building Lease, the building identified in and subject to the North Building Lease and the building identified in and subject to Weather Station Tower Lease are sometimes collectively referred to in this Option Agreement as the “Optionee Leased Buildings” and, and each such building is individually referred to in this Option Agreement as an “Optionee Leased Building”.

f.	For the avoidance of any doubt, Owner acknowledges that the Option Payment includes compensation to Owner from Optionee to extend the term of each of the South Building Lease, the North Building Lease and the Weather Station Tower Lease as contemplated by the Owner/Optionee Leases, although not expressly stated therein.

(v)	No Other Lease or License; Conservation Reserve Program. Without limitation to any provision in Section 11 and in addition thereto, during the Option Period, and if the Option is duly exercised by Optionee, at any time thereafter prior to Closing, other than as expressly authorized by Section 8(iii), Owner covenants and agrees that Owner shall not, without the express written consent of Optionee (which consent may be withheld in Optionee’s sole judgment and absolute discretion):

a.	Enter into any lease or license nor otherwise permit the use or occupancy of the Section 33 Property or of the Section 27 Mineral Interest, or any part or portion of any of the foregoing for any purpose whatsoever.

b.	Enroll, extend, renew or subject the Section 33 Property or any part or portion thereof to any Conservation Reserve Program or any similar program other than the approximately 27.98 acres of the Section 33 Property (the “Enrolled CRP Property”), the exact location of which is more particularly described and shown in the Conservation Reserve Program Contract attached to this Option Agreement as Exhibit “D,” which contract expires on September 30, 2020 (“Existing CRP Enrollment”). During the term of the Conservation Reserve Program Contract, the Existing CRP Enrollment shall remain limited to Enrolled CRP Property and only for the period set forth in the Conservation Reserve Program Contract. Optionee agrees that during the Option Period, and if the Option is duly exercised by Optionee at any time thereafter prior to the termination of the Conservation Reserve Program Contract on September 30, 2020, Optionee will take no action to cause the earlier termination or cancellation thereof. Whether or not Optionee has acquired the Section 33 Property, Owner shall be entitled to receive all payments to be made to the property owner under the Existing CRP Enrollment, including the October 2020 payment.

Execution Version

9.            Owner’s Representations and Warranties. Owner represents and warrants to Optionee (and Optionee’s successors and assigns under or in respect of this Option Agreement) that as of the Effective Date:

(i)	Owner is the sole legal, beneficial and equitable owner of all rights, privileges, title and interests of any nature whatsoever in and to the Section 27 Property (including the Section 27 Mineral Interest) and the Section 33 Property, including all rights, privileges, title and interests in respect of the Optioned Property to which Owner has granted Optionee the Option, subject in all cases only to those matters identified in Section 9(ii); and Owner has marketable title in and to the same and has good and lawful authority to grant this Option and to convey the Optioned Property pursuant to and in accordance with this Option Agreement.

(ii)	The Section 27 Property (including the Section 27 Mineral Interest) and the Section 33 Property are free and clear of all leases, liens, assessments, covenants, easements, restrictions, agreements, other encumbrances and outstanding adverse claims, demands and interests of any nature whatsoever, other than (1) the lien and restrictions of this Option Agreement and the Option, including the recorded Memorandum of Option identified in Section 16, (2) the Oral Crop Ground Lease, (3) the Oral Pasture Lease, (4) the Owner/Optionee Leases, (5) the Existing CRP Enrollment/ Conservation Reserve Program Contract, and the terms of the CRP Payment Agreement (as defined in Section 15(ii)), (6) any easements and restrictions of record as of the effective date of the Prior Option, and (7) the following liens: NONE.

(iii)	The execution and delivery of this Option Agreement by Owner and Owner’s performance of, under and in compliance with this Option Agreement by Owner does not and will not (a) require any consent or approval that has not been previously obtained, (b) violate or result in any breach or constitute a default (or constitute an event which, with notice or lapse of time, or both, would become a breach or default) pursuant to or under any agreement, instrument, order, judgment, decree, statute, regulation or any other obligation or restriction of any kind or character whatsoever to which Owner is a party or by which Owner, the Section 27 Property (including the Section 27 Mineral Interest) or the Section 33 Property or any part or portion thereof may be bound, (c) otherwise give to another any right of termination, amendment, acceleration, or cancellation, under or in respect of any of the foregoing, nor (d) result in the creation of a lien or encumbrance on the Section 27 Property (including the Section 27 Mineral Interest), the Section 33 Property or any part or portion thereof.

Execution Version

(iv)	Owner has not received any written notice of violations or alleged violations of any federal, state or local law, rule, regulation, order or directive applicable to the Section 27 Property (including the Section 27 Mineral Interest) or the Section 33 Property or any part or portion thereof (collectively, “Applicable Laws”), that have not been corrected to the satisfaction of the issuer of the notice. Without limitation to the preceding sentence and in addition thereto, except as otherwise disclosed by Owner to Optionee in writing prior to the Effective Date, to Owner’s knowledge (a) there does not exist any environmental or other condition in, on or in respect of the Section 27 Property (including the Section 27 Mineral Interest) or the Section 33 Property or any part or portion thereof that is, or that may become (or that may cause such property to become) in violation of any applicable law, rule, regulation, order or directive of any federal, state, county or local authority (including any division, agency or department thereof) pertaining to environmental protection (“Environmental Laws”), zoning or land use, and (b) Owner has not received any notice of any such condition or violation nor of any related investigation. To the knowledge of Owner, all current and past activities of Owner, her past or current tenants, and Owner’s predecessor in interest conducted in respect of the Section 27 Property (including the Section 27 Mineral Interest) and the Section 33 Property have been in material compliance with all Applicable Laws, including all Environmental Laws.

(v)	Other than as may be expressly set forth in Section 9(ii), Owner has not entered into, or agreed to enter into, any agreement with any other person or entity to lease, assign, sell, convey, hypothecate, mortgage, encumber nor otherwise transfer any of Owner’s right, title or interest Section 27 Property (including the Section 27 Mineral Interest) or the Section 33 Property or any part or portion of any of the foregoing.

(vi)	Except for the Enrolled CRP Property, neither the Section 27 Property (including the Section 27 Mineral Interest) nor the Section 33 Property nor any part or portion of any of the foregoing is, nor at any time during the five (5) years preceding the Effective Date has been, enrolled in or otherwise subjected to the Conservation Reserve Program or any similar program.

(vii)	Owner is solvent, and Owner has not made a general assignment for the benefit of creditors or a transfer in fraud of creditors, or been adjudicated as bankrupt or insolvent, or a petition filed by or against Owner for bankruptcy, composition, rearrangement, extension, reorganization, or arrangement pursuant to the Federal Bankruptcy Code or any similar present or future federal or state insolvency or bankruptcy law or statute.

(viii)	Owner has not received a notice in respect of any pending or threatened eminent domain proceeding in respect of Section 27 Property (including any of the Section 27 Mineral Interest) or the Section 33 Property or any part or portion thereof from any public authority.

(ix)	Owner has not dealt with any broker or other person in connection with the Purchase Transaction or this Option Agreement in any manner that could give rise to a claim for any real estate commissions and broker’s or other fees.

Execution Version

(x)	Each of the Oral Crop Ground Lease, the Oral Pasture Lease and the Owner/Optionee Leases is in full force and effect.

(xi)	The Oral Crop Ground Lease and the Oral Pasture Lease have been terminated by Owner effective as of February 28, 2021.

10.           Quiet Title. During the Option Period (and, if the Option is duly exercised by Optionee, at any time thereafter prior to Closing), Optionee, at its own expense and with the prior written consent of Owner, which consent shall not be unreasonably withheld, conditioned or delayed, may investigate title to the Section 27 Property (including the Section 27 Mineral Interest) and the Section 33 Property and, in the name of Owner take such action (including the commencement and prosecution of quiet title suits) as it deems advisable to clear title to the Section 27 Property (including the Section 27 Mineral Interest) and the Section 33 Property. Owner agrees to cooperate with Optionee in all such matters and investigations of title and in clearing title to all such property of any title defects. Upon request of Optionee, Owner will furnish Optionee a copy of all abstracts and title documents to Section 27 Property (including the Section 27 Mineral Interest) and the Section 33 Property that are available to Owner, but Owner shall not have any obligation to have abstracts made unless reimbursed for the cost thereof by Optionee.

11.           Assignment; Transfer. Without limitation to any other provision of this Option Agreement, including Section 8, Section 9 or Section 18 and in addition thereto, during the Option Period (and if the Option is duly exercised by Optionee, at any time thereafter prior to Closing), Owner hereby covenants and agrees that Owner shall not, without the express written consent of Optionee, which consent may be withheld in Optionee’s sole judgment and absolute discretion, (a) transfer or assign any of its rights under or in respect of this Option Agreement, or (b) sell, transfer, convey, mortgage, hypothecate, lease (except as permitted in Section 8(iii)), assign, or encumber whether voluntarily, involuntarily or by operation of law, the Section 27 Property (including any of the Section 27 Mineral Interest) or the Section 33 Property or any part or portion of any of the foregoing, or any right, title, privilege or other interest of Owner therein, except as follows: prior to the date of any proposed sale, transfer, conveyance, mortgage, hypothecation, assignment or encumbrance of the Section 27 Property (including any of the Section 27 Mineral Interest) or the Section 33 Property or any part or portion of any of the foregoing, or any right, title, privilege or other interest of Owner therein (each a “Transfer”), Owner (including any Transferee as hereinafter defined) shall cause any buyer, transferee, mortgagor, assignee, or any other subsequent owner of, or anyone who will hold any right, title, privilege or other interest in or to, the Section 27 Property (including any of the Section 27 Mineral Interest) or the Section 33 Property or any part or portion of any of the foregoing pursuant to such Transfer, including without limitation, any trustee, substitute trustee, transferee, or assignee (each a “Transferee”), to affirmatively acknowledge and agree (in a writing addressed to Optionee that has been duly authorized, executed and delivered to Optionee prior to the effective date of such Transfer) that such Transferee and such Transferee’s right, title, privilege or other interest in the Section 27 Property (including any of the Section 27 Mineral Interest) and the Section 33 Property or any part or portion of any of the foregoing shall be subject to the Option and also shall be bound by the terms and conditions of this Option Agreement. If such writing is not so timely delivered by the Transferee to Optionee prior to the date of such Transfer, such Transfer and any attempt by Owner (or any Transferee) to effect such Transfer shall be deemed null and void and without any force or effect. For avoidance of doubt, the term “Transfer” shall not be construed to mean or allow any license or lease of the Section 27 Property (including any of the Section 27 Mineral Interest) or the Section 33 Property or any part or portion thereof, or any other act or action prohibited by Section 8(iii), and any such lease, license, act or action shall require the prior written consent of Optionee which consent may be withheld in Optionee’s sole judgment and absolute discretion and in absence thereof, any such lease, license, act or action and any attempt by Owner (or Transferee) to effect the same shall be deemed null and void and without any force or effect. Optionee may freely assign its rights under or in respect of this Option Agreement provided the assignee first agrees and assumes in writing the terms and conditions of this Option Agreement in writing.

Execution Version

12.           Option Period Indemnity. Except to the extent caused by the negligence or willful misconduct of Owner or the tenants, guests, invitees, licensees or agents of Owner, Optionee shall indemnify and save Owner harmless from and against (a) any claims by Owner or any third party for any personal bodily injury (including death) to the extent directly and proximately caused by the negligent acts, negligent omissions or willful misconduct of Optionee or Optionee’s Representatives during the Option Period and, if the Option is duly exercised by Optionee, at any time thereafter prior to Closing, (b) any claims by Owner or any third party for property damage to the extent directly and proximately caused by the negligent acts, negligent omissions or willful misconduct of Optionee or Optionee’s Representatives during the Option Period and, if the Option is duly exercised by Optionee, at any time thereafter prior to Closing, (c) any claims by Owner for damage or loss to the Section 27 Property or the Section 33 Property to the extent directly and proximately caused by Optionee’s use or occupancy of or Optionee’s activities on the Section 27 Property and the Section 33 Property during the Option Period and, if the Option is duly exercised by Optionee, at any time thereafter prior to Closing; and (d) any obligation of Owner to pay any costs, liquidated damages, penalties, repayment, interest or other monetary obligation incurred by Owner as a result of the failure of the Section 27 Property or the Section 33 Property to comply with the Conservation Reserve Program requirements applicable to the Existing CRP Enrollment as a result of any activities, work or operations undertaken or conducted by Optionee or Optionee’s Representatives on the Section 27 Property or the Section 33 Property during the Option Period, and, if the Option is duly exercised by Optionee, at any time thereafter prior to Closing; provided, however, that clauses (b), (c) and (d) of this Section 12 shall not be construed to apply to any such claims of Owner for which Optionee is responsible under Section 4, 5 or 6 of this Option Agreement, which claims shall be governed by those Sections and Section 7 of this Option Agreement; provided, further, however, that except as provided in Section 13(viii)(c), and notwithstanding anything contained in this Option Agreement to the contrary, including without limitation, any provision of Section 4, 5, 6, 7, this Section 12 or in Section 13(viii)(c), Optionee shall incur no obligation under this Option in respect of any claims of Owner or any third party that arise, result or are otherwise suffered after the date of the earlier of the expiration of the Option Period or the termination of the Option by Optionee, if any condition of the Section 27 (including the Section 27 Mineral Interest) or the Section 33 Property created or caused by Optionee’s use or occupancy of or activities thereupon was left in a safe condition and was remediated to the extent necessary to be in material compliance with all Environmental Laws. The provisions of this Section 12 shall survive the expiration or termination of this Option Agreement and the Closing, if any, of the Purchase Transaction (as defined in Section 13(i)).

Execution Version

13.           Terms and Conditions of Purchase. Upon Optionee’s exercise of the Option, Owner agrees to sell, transfer, convey and assign all of Owner’s rights, privileges, title and interest in and to the Optioned Property to Optionee, and Optionee agrees to purchase Owner’s rights, privileges, title and interests in and to the Optioned Property from Owner (the “Purchase Transaction”) subject to the following additional covenants, terms, conditions and provisions of this Section 13.

(i)	Closing. The closing (“Closing”) of the Purchase Transaction shall take place on a date (“Closing Date”) and at a time and place mutually agreeable to the parties but in no event later than sixty (60) days after the Option Exercise Date, provided that all conditions to Closing set forth in this Option then have been satisfied or waived in accordance with this Option Agreement. Subject only to Beverly’s right to reserve the Life Estate pursuant to and in accordance with Section 13(viii) and, if so reserved, her rights in respect thereof as set forth in this Option Agreement, Owner shall deliver to Optionee, at Closing, exclusive possession of the Optioned Property, including the Residence and all other buildings, fixtures and other improvements then constructed, erected, installed on or otherwise affixed to any part or portion of the Optioned Property, all of which shall be vacated at or prior to Closing.

(ii)	Purchase Price.

a.	Amount of Purchase Price. If the Purchase Transaction is closed, the purchase price for the Section 33 Property shall be the amount equal to (I) 226.43 acres multiplied by the greater of: (1) [**], or (2) [**] times the Appraised Per Acre Value of the Section 33 Property on the Option Exercise Date, plus (II) [**] times the sum of (A) the Appraised Value of the residence commonly addressed as 72027 Highway 50, Elk Creek, Nebraska, 68348; (“Residence”) that is located on the Life Estate Surface Area as of the Effective Date, plus (B) the Appraised Value of any other building improvements then located on the Section 33 Property, including the Optionee Leased Buildings, but excluding any Improvements erected, constructed or Installed by or on behalf of Owner on the Section 33 Property after the Effective Date and any Structures or other improvements erected, constructed or installed by or on behalf of Optionee at any time as permitted by this Option Agreement. The purchase price for the Section 27 Mineral Interest shall be the amount equal to 40 acres multiplied by [**] times the Appraised Per Acre Value of the Section 27 Property on the Option Exercise Date. For avoidance of any doubt, notwithstanding anything to the contrary contained in this Option Agreement, in no event shall Optionee be required to pay any amount for any building improvements located on the Section 27 Property, including (i) the Optionee Leased Buildings, (ii) any improvements erected, constructed or installed by or on behalf of Owner on the Section 27 Property after the Effective Date, or (iii) any Structures or other improvements erected, constructed or installed by or on behalf of Optionee at any time as permitted by this Option Agreement. The aggregate purchase price (“Purchase Price”) for the Optioned Property shall be the sum of the purchase price for the Section 33 Property and the purchase price for the Section 27 Mineral Interests. The number of acres used to calculate the Purchase Price shall be applied whether or not the Section 33 Property or the Section 27 Property contain or consist of more or less acres.

Execution Version

b.	Appraised Per Acre Value. As used in this Option, the “Appraised Per Acre Value” shall be the appraised per acre value of the Section 33 Property or the Section 27 Property, as may be applicable, as of the Option Exercise Date, as such appraised per acre value is determined in accordance with this Section 13(ii)(b). The parties agree that in determining the Appraised Per Acre Value, consideration shall be given only to the fair market value of the Section 33 Property or the Section 27 assuming the same will be used solely for agricultural purposes or grazing land. For the avoidance of doubt, the Section 33 Property, or the Section 27 Property, as may be applicable will be valued without giving any consideration to the fact that different purchase values apply to the Section 33 Property and the Section 27 Property. Owner and Optionee shall attempt in good faith to arrive at the Appraised Per Acre Value of the Section 27 Property and the Section 33 Property, and if they reach an agreement, such value shall be the Appraised Per Acre Value. If they fail to agree within fifteen (15) days after the Option Exercise Date, then Optionee and Owner shall each appoint one appraiser familiar with real property values of similarly situated land in Johnson County, Nebraska, or the surrounding area. Such appraisers shall promptly appoint a third appraiser who also shall be familiar with real property values of similarly situated land in Johnson County, Nebraska, or the surrounding area. Each appraiser shall promptly prepare an appraisal of the fair market per acre value of the Section 27 Property and the Section 33 Property assuming the same will be used solely for agricultural purposes or grazing land. If Optionee and Owner cannot in good faith arrive at the Appraised Per Acre Value by mutual agreement, then the Appraised Per Acre Value as contemplated by this Section shall be determined by averaging the fair market per acre value determinations of the two appraisers of the three appraisers appointed pursuant to this Section whose determinations of the Appraised Per Acre Value are closest, and such average then shall be deemed to be the “Appraised Per Acre Value” and shall be final and binding on both Optionee and Owner. The fees and expenses of the appraiser selected by a party shall be borne by such party, and the fees and expenses of the third appraiser shall be borne equally by the parties. Each appraiser appointed pursuant to this Section shall be required to (i) be a registered real property appraiser (as defined in Neb. Rev. Stat., Section 76-2217.01 (as amended from time to time)) meeting the then current minimum qualifications set forth in Neb. Rev. Stat., Section 76-2229.01(2)(c) and (ii) hold a current designation as a “Nebraska Certified Real Estate Property Appraiser”.

Execution Version

c.	Appraised Value of Residence and Building Improvements. Owner and Optionee shall attempt in good faith to arrive at the Appraised Value of the Residence and other building improvements located on the Section 27 Property or Section 33 Property to the extent contemplated by Section 13(ii)(a), and if they reach an agreement, such value shall be the Appraised Value of the Residence and the building improvements, excluding in all cases any Structures or other improvements erected, constructed or installed by or on behalf of Optionee as permitted by this Option Agreement. If they fail to agree within fifteen (15) days after the Option Exercise Date, the Appraised Value of the Residence and such building improvements shall be determined by the appraisers appointed to determine the Appraised Per Acre Value. Such appraisers shall determine the Appraised Value of the Residence and such building improvements using the same methodology as established for determining the Appraised Per Acre Value, understanding however that there shall not be any allowance for the value of the land upon which the Residence and other building improvements have been erected or constructed since Owner will be compensated therefor by application of Sections 13(ii)(a) and 13(ii)(b) above.

d.	Payment of Purchase Price. The Purchase Price, after crediting the Earnest Deposit and Closing adjustments in the manner provided in this Option Agreement, shall be paid in full at Closing by wire transfer or other immediately available funds. The Option Payment shall not be deducted from the Purchase Price. At Closing, the Purchase Price net proceeds shall be paid by Optionee to Owner or as Owner shall then otherwise direct in writing to Optionee.

Execution Version

(iii)	Title Insurance. Owner shall deliver to Optionee within fifteen (15) days after the Option Exercise Date, a commitment (the “Commitment”) for an Owner’s Title Insurance Policy in the amount of the Purchase Price issued by a title insurance company (the “Title Company”) reasonably acceptable to Optionee, together with legible copies of all documents identified on the Commitment as exceptions to the title. The Commitment shall fully describe the Optioned Property, name Optionee (or Optionee’s assignee of the Option or this Option Agreement) as the party to be insured under the Owner’s Title Insurance Policy and commit to insure Optionee with indefeasible, good and marketable title to the Optioned Property in the full amount of the Purchase Price, free and clear of all covenants, easements, restrictions, liens, assessments, and encumbrances of any nature whatsoever other than: (a) personal property taxes, general real estate taxes, and special assessments for public improvements (including any installments of such special assessments) that become delinquent in the year of Closing, to be prorated between Owner and Optionee as provided in this Section 13; (b) those matters identified in Section 9(ii), and (c) such other exceptions to which Optionee has agreed in, or by application of, any provision in this Option Agreement (collectively, the “Permitted Exception(s)”). The Commitment shall commit to issue, at Optionee’s sole cost, such endorsements as Optionee may require in its sole judgment and absolute discretion. Optionee shall have fifteen (15) days after the date of delivery of the Commitment from Owner to Optionee to make written objections to Owner (“Notice of Title Objections”) as to any items disclosed in the Commitment (other than a Permitted Exception). If Optionee makes any such objections, Owner shall use her best efforts to cure the same within thirty (30) days (“Title Cure Period”) after receipt of any Notice of Title Objections. If the title objections shown in the Notice of Title Objections are not cured within the Title Cure Period, Optionee may, in its sole and absolute discretion, elect either to (X) terminate this Option Agreement, (Y) waive such objections (the same then becoming Permitted Exceptions) and close the Purchase Transaction, subject to any other right of Optionee to terminate this Option Agreement and the satisfaction of all other conditions required to be performed by Owner in this Option Agreement, or (Z) permit Owner additional time in which to cure such objections, and if necessary, extend the time in which the parties must close the Purchase Transaction, provided that if Owner is unable to cure the objections within the additional time provided by Optionee, Optionee may elect, in its sole judgment and absolute discretion, to proceed under subsections (X) or (Y) of this Section 13(iii). If Optionee so elects to terminate the Option Agreement, then the Earnest Deposit shall be returned to Optionee and this Option Agreement shall terminate and be no further force and effect, and neither party shall have any further right or obligation hereunder, except for those provisions that are expressly stated to survive any termination of the Option Agreement.

(iv)	Closing Deliverables.

a.	Owner’s Closing Documents. At Closing, Owner shall deliver to Optionee/Title Company:

I.	a duly executed and acknowledged general warranty deed (the “Deed”) conveying marketable title in fee simple in the Optioned Property, free and clear of all, covenants, easements, restrictions, leases, liens, assessments and other encumbrances of any nature whatsoever other than the Permitted Exceptions; provided that Owner shall be permitted to reserve in the Deed the Life Estate (as defined in and contemplated by Section 13(viii)) and the right to be paid the Net Smelter Return Royalty (as defined in and contemplated by Section 13(ix));

II.	all other documents required to be provided by Owner to close the Purchase Transaction in accordance with the terms of this Option Agreement, including such other documents and instruments as may be customarily required by the Title Company to issue the Owner’s Title Insurance Policy.

Execution Version

III.	a non-foreign person affidavit acceptable to the Title Company;

IV.	a duly executed assignment agreement in form and substance satisfactory to Optionee from Owner assigning all of Owner’s rights under or in respect of any Oral Crop Ground Lease and Oral Pasture Lease and the Owner/Optionee Leases; and

V.	a duly executed assignment agreement in form and substance satisfactory to Optionee from Owner and any tenant of any Written Crop Ground Lease and any Written Pasture Lease and any other lease to which Optionee has given its written consent as of the Closing Date.

b.	Optionee’s Closing Documents. At Closing, Optionee shall:

I.	pay the Purchase Price after crediting the Earnest Deposit, any prepaid rent under the Owner/Optionee Leases, and all Closing adjustments as provided in this Option Agreement; and

II.	deliver to Title Company all documents required to be provided by Optionee to close the Purchase Transaction in accordance with the terms of this Option Agreement, including such other documents and instruments as may be customarily required by the Title Company to issue the Owner’s Title Insurance Policy.

(v)	Expenses to be Paid at or prior to Closing.

a.	Owner’s Expenses. If the Purchase Transaction is closed, Optionee shall reimburse Owner at Closing for all Closing costs and expenses reasonably incurred by Owner in connection with such Closing, which costs and expenses shall not be construed to include or apply to any attorney’s fees or any other costs or expenses incurred by Owner in connection with the Closing, the Purchase Transaction, or this Option Agreement, including any such fees, costs or expenses incurred by Owner to cure any title objections made by Optionee or to otherwise perform or comply with any performance or other obligation of Owner of, under or in respect hereunder or thereunder.

b.	Optionee’s Expenses. Optionee shall pay all costs and premiums related to obtaining the Owner’s Title Insurance Policy, all costs associated with any endorsements thereto selected by Optionee, all costs of any escrow fees, all survey costs, all costs of recording the Deed, the costs of all Nebraska real estate documentary stamp or transfer taxes, all of Optionee’s attorney’s fees, and all other expenses stipulated to be paid by Optionee under other provisions of this Option Agreement.

Execution Version

(vi)	Prorations. Notwithstanding anything to the contrary contained in this Option Agreement, Owner shall pay in full on or before Closing, all personal property taxes, general real estate taxes and installments of special assessments related to the Section 33 Property and the Section 27 Property that become delinquent prior to the year of Closing. All personal property taxes, general real estate taxes, and special assessments (including any installments of special assessments) in respect of the Section 33 Property that become delinquent in the year of Closing shall be treated as current and shall be prorated as of the date of the Closing; provided, however, if Beverly has elected to reserve the Life Estate, then Beverly shall be responsible for the full amount of personal property taxes, general real estate taxes and special assessments (including any installments of special assessments) levied or assessed against the Life Estate Surface Area, including the Residence and the improvements located thereon that become delinquent in the year of the Closing and that thereafter become delinquent at any time during the term of the Life Estate. All personal property taxes, general real estate taxes, and special assessments (including any installments of special assessments) in respect of the Section 27 Property that become delinquent in the year of Closing shall be paid by Owner and shall not be prorated. Owner shall be responsible for and shall timely pay all personal property taxes, general real estate taxes, and special assessments (including any installments or special assessments) that are levied or assessed in respect of the Section 27 Property in or after the year of the Closing; provided that Optionee shall be responsible for and shall timely pay all real estate taxes that are levied or assessed in respect of the Section 27 Mineral Interests in or after the year of the Closing. Notwithstanding anything to the contrary contained in this Section 14(vi), nothing in this Section 13(vi) shall be construed to supersede any provision in this Option Agreement or the Deed relating to Beverly’s payment of taxes, assessments or other obligations in respect of the Life Estate, should she elect to reserve the same. All utility charges for periods prior to Closing shall be paid by Owner unless related to the activities of Optionee in respect of this Option Agreement, all of which shall be paid by Optionee.

(vii)	Optionee’s Conditions to Closing. Optionee’s obligation to Close the Purchase Transaction is specifically conditioned upon the satisfaction, or waiver by Optionee, in Optionee’s sole and absolute discretion, of the following:

a.	All representations and warranties of Owner made in Section 9 shall be true, accurate, and complete in all material respects at Closing.

Execution Version

b.	There shall be no unpaid bills, charges, costs, or expenses of any kind which create or permit the filing of a statutory or other lien of any kind against the Section 27 Property (including the Section 27 Mineral Interests) or the Section 33 Property.

c.	Owner shall not then be in default under or in respect of any of Owner’s obligations under this Option Agreement, including any covenant of Owner set forth in this Option Agreement.

d.	At Closing, Optionee shall acquire one hundred percent (100%) of the Optioned Property, by delivery of the Deed duly executed and delivered by Owner in the form required by this Option Agreement, subject only to Permitted Exceptions, the Life Estate, if duly reserved by Beverly, and Owner’s right to be paid the Net Smelter Return Royalty, as each is expressly set forth in the Deed.

(viii)	Reservation of Life Estate.

a.	Whenever used in this Option Agreement, the term “Life Estate Surface Area” shall mean and refer to surface area of the Section 33 Property legally described as:

The East Fifteen (15) acres of the South half (S/2) of the Northeast Quarter (NE/4) of the Southeast Quarter (SE/4) of Section Thirty Three (33) all in Township Four (4) North, Range Eleven (11) East of the 6th P.M., in Johnson County, Nebraska.

If, as of the Closing, Beverly owns all of the Optioned Property and also is then occupying the Residence as her permanent personal residence, Beverly (but no other Owner or Transferee) shall have the right to reserve in the Deed and in form reasonably acceptable to Optionee, a life estate (“Life Estate”) for Beverly’s own natural life in and to only the surface area of the Life Estate Surface Area. If so reserved, the Deed also shall provide therein that Optionee is the sole remainderman following the Life Estate. Notwithstanding anything to the contrary contained in this Option Agreement, Owner acknowledges and agrees that the right to reserve the Life Estate is personal to Beverly and that the right to occupy the Life Estate Surface Area during the term of the Life Estate is also personal to Beverly. No permitted Transfer shall be construed to allow or effect the transfer or assignment of either such right in the Deed or otherwise at Closing in the name of any person other than Beverly. The Deed reserving the Life Estate shall provide by words or reference to the provisions of this Option Agreement that: (I) Beverly shall not enter into any lease or license of any part or portion of the Life Estate Surface Area at any time during the term of the Life Estate for any purpose. In the event the Life Estate Area is so leased or licensed, or if at any time during the term of the Life Estate Beverly is not using the Residence as her personal permanent residence or has established a domicile or another residence for herself, then in any such event the term of the Life Estate automatically shall be deemed to terminate and shall be without further force or effect. (II) Following the termination of the Life Estate for any reason, Optionee shall be entitled to take immediate possession of the Life Estate Surface Area and the Residence and all other buildings, structures, fixtures and other improvements erected, constructed, installed, located upon, or affixed to, the Life Estate Surface Area at any time shall then automatically inure to the benefit of and become the property of Optionee together with all personal property then located on the Life Estate Surface; provided that upon notice to Optionee, Beverly (or her Trustee or Personal Representative) may enter upon and remove all personal property from the Life Estate Surface Area during the period that expires as sixty (60) days after the termination of the Life Estate. For avoidance of any doubt, the Life Estate shall not be deemed to terminate if Beverly is not residing on the property while vacationing or because of a temporary hospitalization or a temporary confinement to a rest home, nursing home or similar institution.

Execution Version

b.	The reservation of the Life Estate will include Beverly’s right, during the term of the Life Estate, to use and occupy the Residence and all other buildings, structures, fixtures and other improvements erected, constructed, installed, located upon, or affixed to the Life Estate Surface Area as of the Closing (other than the Optionee Leased Buildings, for which Optionee shall have sole and exclusive use, without charge, rent or other fee, during the term of the Life Estate). Without limitation to the immediately preceding sentence, during the term of the Life Estate, Beverly shall have exclusive use of the Residence, the tool shed, the “summer kitchen,” both garages, both granaries, the big barn, the little red barn, the pole shed and both chicken houses. Notwithstanding anything to the contrary contained in this Option Agreement, at all times during the term of the Life Estate, Optionee shall have the right (at Optionee’s expense) to enter upon, occupy and otherwise use all of the Life Estate Surface Area, and to which Optionee shall be allowed access over any of the Life Surface Area for any and all purposes and operations that Optionee deems appropriate, convenient or necessary in connection with its mining and related operations, wherever conducted; provided that Optionee’s use of the surface of the Life Estate Surface Area shall not materially impair Beverly’s right to use the Life Estate Surface Area as her personal residence during the term of the Life Estate.

Execution Version

c.	Life Estate Indemnity. If Optionee duly exercises the Option and the Purchase Transaction is closed, then, during the term of the Life Estate, Optionee shall, except to the extent caused by the negligence or willful misconduct of Beverly or the guests, invitees, licensees or agents of Beverly, indemnify and save Beverly harmless from and against (I) any claims by Beverly or any third party for any personal bodily injury (including death) to the extent directly and proximately caused by the negligent acts, negligent omissions or willful misconduct of Optionee or Optionee’s Representatives during the term of the Life Estate, (II) any claims by Beverly or any third party for property damage to the extent directly and proximately caused by the negligent acts, negligent omissions or willful misconduct of Optionee or Optionee’s Representatives during the term of the Life Estate, and (III) any claims by Beverly for property damage or loss that is physical in nature to (1) the Residence and all other buildings, structures, fixtures and other improvements erected, constructed, installed, located upon, or affixed to the Life Estate Surface Area as of the Closing other than the Optionee Leased Buildings or (2) the Life Estate Surface Area if such damage materially prevents Beverly’s use thereof as her personal residence, in each case with respect to subsections (c)(lll)(1) and (2), to the extent directly and proximately caused by Optionee’s activities on the Life Estate Surface Area during the term of the Life Estate; provided that any repair or restoration of, or reimbursement to Beverly for the reasonable value of, any loss or damage for which Optionee is responsible under this subsection shall be determined in accordance with the procedure set forth in Section 4. For the avoidance of any doubt, if any activities of Optionee or Optionee’s Representatives on the Life Estate Surface Area or elsewhere during the term of the Life Estate deprive Beverly of the quiet use and enjoyment of the Life Estate Surface Area to the extent that it materially impairs Beverly’s right to use the Life Estate Surface Area as her personal residence during the term of the Life Estate, then as Beverly’s sole right, remedy or recourse against Optionee for such activities including the loss of or deprivation of her quiet use and enjoyment of the Life Estate Surface Area, Beverly may elect to move from and leave the Life Estate Surface Area, in which event (3) the Life Estate shall terminate (and the reservation in the Deed shall so provide by words or reference to the provisions of this Option Agreement), and (4) Optionee shall pay Beverly Beethe liquidated damages in the aggregate amount of [**] it being understood and agreed that Beverly may sustain damages as a consequence thereof, the amount of which is not clearly ascertainable to the parties as of the Effective Date; and Beverly hereby waives, to the fullest extent permitted by law any other right, remedy or recourse in respect of any such activities.

d.	Life Estate Surface Area and related Improvements “AS IS”., Beverly acknowledges and agrees that (i) she is taking the Life Estate Surface Area, the personal property, the Residence and all other buildings, structures, fixtures and other improvements erected, constructed, installed, located upon, or affixed to, the Life Estate Surface Area as of the Closing, “AS IS” in their then present condition, and that no promises, representations, statements, or warranties of any kind, whether express or implied, have been made by or on behalf of Optionee to Beverly in respect of (I) the condition thereof, (II) the fitness or suitability thereof for any particular use or purpose, (III) the compliance thereof in respect of any Applicable Laws, including any Environmental Laws, or (IV) any other nature whatsoever.

Execution Version

e.	For the avoidance of doubt, Optionee shall not be obligated to pay for personal property, the Residence or all other buildings, structures, fixtures or other improvements erected, constructed, installed, located upon, or affixed to, the Life Estate Surface Area after Closing.

f.	During the term of the Life Estate, then Beverly shall be solely responsible for and shall pay when due: (I) the cost of all utilities used in respect of the Life Estate Surface Area, and all utilities shall remain in her name during the term of the Life Estate plus, (II) all personal property, real estate and other taxes together with any special assessments (including any installment thereof), that may be levied or assessed against (or that may otherwise attach to) the Life Estate Surface Area, the Residence and all other buildings, structures, fixtures and other improvements erected, constructed, installed, located upon, or affixed to the Life Estate Surface Area of any nature whatsoever, located on or affixed to the Life Estate Surface Area (whether constructed, erected or installed prior to or after Closing or any time during the term of the Life Estate). Upon Optionee’s written request, Beverly shall promptly reimburse Optionee if any such taxes or assessments have been paid by Optionee. Except as to the Optionee Leased Buildings, Optionee shall not be responsible to repair, replace or otherwise maintain the Life Estate Surface Area (other than as provided in Section 12(g)) or the personal property, the Residence, or all other buildings, structures, fixtures and other improvements of any nature whatsoever erected, constructed, installed, located upon, or affixed to the Life Estate Surface Area (including all related HVAC, electrical, mechanical, plumbing and other systems or components thereof) during the term of the Life Estate (whether constructed, erected or installed prior to or after Closing, including at any time during the term of the Life Estate), all of which shall be the sole responsibility and obligation and at the sole cost and expense of Beverly.

g.	During the term of the Life Estate, Optionee will (a) maintain the driveway into the Section 33 Property from the junction of Highway 50 to the terminus at the South Building and the North Building that are subject to the South Building Lease and the North Building Lease (as such leases are defined in Section 8(iv)), which maintenance consists of keeping such driveway graveled and the snow removed therefrom, and (b) keep the grass and weeds on the Life Estate Surface Area mowed excepting therefrom the fenced-in house yard. Such maintenance and mowing shall be undertaken and completed in the manner customarily applied by Optionee during the two-year period prior to the Effective Date.

Execution Version

h.	Beverly agrees that her use and occupancy of the Life Estate Surface Area at all times is subject to, and must be in compliance with, all Applicable Laws and all provisions of this Option Agreement.

i.	Except to the extent expressly set forth in the Deed, the provisions of this Section 13 (viii) shall survive any Closing of the Purchase Transaction.

(ix)	Reservation of Net Smelter Return Royalty. If Optionee exercises the Option pursuant to and in accordance with this the Option Agreement and elects to close the Purchase Transaction, then in the Deed, there shall be reserved in favor of Owner, her heirs, executors, successors, assigns and legal representatives, a Net Smelter Return Royalty as hereinafter provided. Optionee agrees that it will accept at Closing the Deed from Owner containing a reservation of Net Smelter Return Royalty, and Optionee will thereafter record such Deed(s) and execute and record any additional documentation or instruments as may be necessary or reasonably appropriate for such purposes. As used herein, “Net Smelter Return Royalty” shall mean a real property interest in a portion of the production of minerals from the Optioned Property, entitling Owner to receive a perpetual royalty in the amount of two percent (2%) of the Net Proceeds received by Optionee from the sale or other disposition of Mineral Substances (as hereinafter defined) produced from minerals extracted from the Optioned Property, which may include but are not limited to ferroniobium, other niobium compounds if any, titanium dioxide, other titanium compounds if any, scandium trioxide, other scandium compounds if any, and all other Mineral Substances that are produced from minerals extracted from the Optioned Property and sold by Optionee, whether as products, co-products, or by-products determined as set forth below.

a.	“Net Proceeds” shall mean the gross proceeds received by Optionee, its successors or assigns, from a buyer of Mineral Substances for the sale of such Mineral Substances produced from minerals extracted from the Optioned Property, minus all operating costs of producing and selling such Mineral Substances, including but not limited to, the operating costs of mining, milling, flotation, solvent extraction, precipitation, furnace smelting, electrolysis, electrowinning, or other processes required to put Mineral Substances into saleable condition at the Elk Creek Plant, Owner’s proportionate share of the costs of packaging, shipping and insurance in transit if such costs are part of the price for Mineral Substances delivered to a third party independent buyer, Owner’s proportionate share of gross production, severance and similar taxes inuring on or measured by production or sales, and Owner’s proportionate share of penalties, assaying and sampling charges if such charges are required by a third party independent buyer, but not including capital costs.

Execution Version

b.	For purposes of calculating Net Proceeds, gross proceeds shall be determined by multiplying the volume, or weight, as appropriate, of Mineral Substances sold, by

(i)	the actual unit price received for sale of Mineral Substances at the Elk Creek Plant to an unaffiliated third-party purchaser during the applicable royalty period, or

(ii)	if a disposition of Mineral Substances is made by Optionee, via internal transfer or sale to a party affiliated with Optionee, during the applicable royalty period without an actual sale to an unaffiliated third party purchaser, then the average price reported by metal-pages.com during the applicable royalty period, or

(iii)	if a disposition of Mineral Substances is made by Optionee, via internal transfer or sale to a party affiliated with Optionee, during the applicable royalty period without an actual sale to an unaffiliated third party purchaser, and the prices cannot be determined by using metal-pages.com, then the price for the Mineral Substances shall be as mutually agreed between the parties. If the parties are unable to reach agreement, they will appoint a mutually agreeable third-party appraiser qualified to accurately determine the fair market value of the Mineral Substances.

c.	Payment, accounting: Payment of the Net Smelter Return Royalty shall be due and payable within sixty (60) days of the end of the calendar quarter following the first sale of any Mineral Substances produced from minerals extracted from the Optioned Property, and quarterly thereafter. All payments or credits for payment of the Net Smelter Return Royalty shall be accompanied by a detailed statement explaining the manner in which the payment was calculated. Such payments and statements shall be delivered no later than sixty (60) days after the end of the calendar quarter in which Mineral Substances are delivered to the buyer. Such payments and statements shall be deemed conclusive and correct unless Owner objects to them in writing within one hundred twenty (120) days after receipt of such payments and statements. Any such objection shall specifically identify the deficiencies of Optionee’s payment, accounting, or documentation. Optionee shall, upon not less than ten (10) days advance written notice and during normal business hours, allow reasonable inspection by Owner’s accountant or legal representatives of Optionee’s records, for the sole purpose of verifying compliance with the terms of Section 13(ix) of this Option Agreement and correct calculation of the Net Smelter Return Royalty payment made to Owner. Owner’s right to such inspection shall be limited to not more than one time per year, unless an inspection by Owner reveals a substantiated noncompliance with the standards of Section 13(ix) of this Option Agreement, in which case Owner may repeat an inspection within less than twelve (12) months.

Execution Version

d.	As used in this Section 13(ix) the term “Mineral Substances” means commercially valuable minerals in their first saleable form as produced by Optionee. For clarity, any value added to Mineral Substance by further refining or processing same beyond their first saleable form shall not be included in the calculation of the Net Smelter Return Royalty, except as a workback to reach an agreed on contained value (if necessary). If Optionee uses Mineral Substances to produce further refined or finished products, then Net Smelter Return Royalty shall be calculated based on the price attributable to the contained value of the applicable Mineral Substances contained in such further refined or finished products, as if such Mineral Substances were sold in their first saleable form.

e.	Optionee shall, at such time as the statement is delivered, pay to Owner the Net Smelter Return Royalty due to Owner, by wire transfer direct into Owner’s depository bank account as Owner may from time to time direct.

(x)	Failure to Close Purchase Transaction.

a.	Failure by Owner. In the event Owner fails or refuses to Close the Purchase Transaction in accordance with this Option Agreement when and if Owner is required by this Option Agreement to do so, including by Owner’s failure, refusal or inability to deliver the Deed at Closing in the form required by this Option Agreement or any of the other Owner’s Closing documents, Optionee shall be entitled to pursue any right, remedy or recourse that may be available to Optionee at law or in equity by reason of such default, including the remedy of specific performance to Close the Purchase Transaction; or, in the alternative, in Optionee’s sole judgment and absolute discretion, Optionee may elect to terminate this Option Agreement, in which event the Earnest Deposit shall be promptly refunded to Optionee and this Option Agreement shall terminate and be of no further force and effect, and neither party shall have any further right or obligation hereunder, except for those provisions that are expressly stated to survive any termination of the Option Agreement.

b.	Failure by Optionee. In the event Optionee fails or refuses to Close the Purchase Transaction in accordance with this Option Agreement when and if Optionee is required by this Option Agreement to do so, including by Optionee’s failure, refusal or inability to deliver any of Optionee’s Closing documents, Owner shall be entitled to pursue any right, remedy or recourse that may be available to Owner at law or in equity that Optionee by reason of such default, including the remedy of specific performance to Close the Purchase Transaction; or, in the alternative, in Owner’s sole judgment and absolute discretion, Owner may elect to terminate this Option Agreement, in which event the Earnest Deposit shall be promptly disbursed to Owner and this Option Agreement shall terminate and be of no further force and effect, and neither party shall have any further right or obligation hereunder, except for those provisions that are expressly stated to survive any termination of the Option Agreement.

Execution Version

14.          Notices. All notices and other communications to either party shall be in writing, personally delivered or sent by overnight courier or United States certified or registered mail, return receipt requested, at the address set forth below until either party shall give notice of change of address by personal delivery, overnight courier or United States certified or registered mail, return receipt requested, which change of address so communicated shall thereafter be treated as the address of the party giving such notice. The addresses of the parties for receipt of any such notice are:

If to Owner:	Beverly J. Beethe 72027 Hwy 50 Elk Creek, Nebraska 68348

If to Optionee:	Elk Creek Resources Corp. Attn: Scott Honan 7000 South Yosemite, Suite 115, Centennial, CO 80112.

15.	Other Terms and Conditions.

(i)	Binding Agreement. This Option Agreement, and all covenants, terms conditions and other provisions herein contained, shall extend to and be binding upon the heirs, executors, personal representatives, successors, permitted assigns and legal representatives of Owner and Optionee.

(ii)	Entire Agreement. This Option Agreement includes all Exhibits. This Option Agreement constitutes the sole and only agreement between Owner and Optionee pertaining to the Purchase Transaction and any transactions contemplated by this Option Agreement. This Option Agreement supersedes any prior understandings and any other written or oral agreements between the parties in respect of such matters, including without limitation all covenants, terms, conditions and provisions of the Prior Option, each of which shall be deemed to be without force or effect having been amended or restated in their entirety by this Option Agreement. Optionee and Owner agree that Optionee will record the Memorandum of Option to Purchase attached hereto as Exhibit A. No modification, alteration, or amendment of this Option Agreement and no waiver of any provision of this Option Agreement shall be valid or effective unless made in a writing executed by both Owner and Optionee. Notwithstanding anything to the contrary contained in this Section 15(ii), nothing in this Option Agreement shall be construed to amend, modify, rescind or cancel Optionee’s payment obligations to Owner pursuant to paragraph 2 of the Agreement between Owner and Optionee dated March 11, 2020 attached hereto as Exhibit “L” (“CRP Payment Agreement”); provided, however, during the Option Period Owner shall be bound by all related obligations of Beverly under the CRP Payment Agreement together with all similar obligations of Owner set forth in this Option Agreement pertaining to such matters. The parties agree that in the event there exists any conflict between the provisions of the CRP Payment Agreement and this Option Agreement as to Owner’s obligations in respect of such matters, the provisions deemed most favorable to Optionee as determined by Optionee in its sole discretion shall prevail, and that the CRP Payment Agreement should be and hereby is amended to so provide. The parties also agree that the CRP Payment Agreement shall be and hereby is amended as may be necessary to provide that any reference in the CRP Payment Agreement to “Option”, “Option Agreement” or similar terms shall mean and refer to this Option Agreement and that any reference in the CRP Payment Agreement to “Real Property” shall mean and refer to the Section 33 Property.

Execution Version

(iii)	Severability. If any provision of this Option Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Option Agreement.

(iv)	Governing Law; Venue. This Option Agreement and the Option shall be governed by and construed in accordance with the laws of the State of Nebraska. The parties agree that any action or claim arising out of, or any dispute in connection with, the Option or this Option Agreement, any rights, remedies, obligations, or duties hereunder or thereunder, or the performance or enforcement hereof or thereof, may only be brought in the courts of the State of Nebraska sitting in Johnson County, Nebraska, or the federal courts sitting in Douglas County, Nebraska, and each party consents to the non-exclusive jurisdiction of such courts. Each party hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court.

(v)	Construction. Captions used in this Option Agreement are for convenience and shall not be used in the construction of this Option Agreement. Words of any gender used in this Option Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include plural, and vice versa, unless the context requires otherwise. Notwithstanding the fact that this Option Agreement may have been prepared by counsel for one of the parties, the parties confirm that they and their respective counsel have reviewed, negotiated and adopted this Option Agreement as the joint agreement and understanding of the parties, that this Option Agreement is to be construed as a whole, and that any presumption that ambiguities are to be resolved against the primary drafting party shall not apply. Whenever used in this Option, “Exhibit” means and refers to an Exhibit attached to this Option; “include”, “includes”, “included”, “including” and words of similar import shall be construed as if followed by the phrase “without limitation” or “but be not limited to” as the context may require, whether or not sometimes so expressly stated; “party” means and refers to Owner or Optionee, individually and “parties” means and refers to Owner and Optionee, collectively.

Execution Version

(vi)	Counterparts. This Option Agreement may be executed in any number of counterparts and each such executed counterpart shall be deemed to be an original instrument, and all such executed counterparts together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page. For purposes of executing this Option Agreement and any amendment hereto, a document signed by a party and transmitted by facsimile or an executed document sent by email in the form a PDF file shall be deemed to be, and be treated as, an original document for all purposes, and it shall have the same binding legal effect as an original signature or original document.

(vii)	Time is of the Essence. Time shall be of the essence in respect to all performance or other matters related to this Option.

(viii)	1031 Exchange. In the event, in furtherance of the Purchase Transaction, either Owner or Optionee elects to effect a tax-deferred exchange in conformance with Section 1031 of the Internal Revenue Code, as amended, the party having made such election may assign this Option Agreement and all of the electing party’s rights in, under and in respect thereof to a Qualified Intermediary as may be necessary or appropriate for the purpose of attempting to qualify the Purchase Transaction to be eligible for treatment as a qualified exchange allowed under Section 1031 of the Internal Revenue Code of 1986, as amended, and effecting such exchange; provided, however, that in any such event, the Qualified Intermediary shall be bound by all covenants, agreements, warranties, representations and all of the performance and other obligations and liabilities of the electing party under and in respect of this Option Agreement, but such electing party nevertheless shall not be relieved of, and shall remain responsible and liable for all covenants, agreements, warranties, representations, performance and other obligations and liabilities of the electing party under and in respect of the Option or this Option Agreement, all of which shall be enforceable by and against and between Owner and Optionee. If either Owner or Optionee elects to structure the Purchase Transaction as a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, the parties will reasonably cooperate upon the request of the electing party and shall execute any necessary documents requested by the electing party in attempting to qualify the Purchase Transaction as an exchange under Section 1031 of the Internal Revenue Code; provided, however, that (a) the non-electing parties shall not incur any cost or liability for its assistance (except the cost incurred by such party for its legal fees to review any documentation) and the electing party will indemnify and hold the other parties harmless from and against any cost, claims, expenses, or liabilities (including but not limited to reasonable attorney fees and expenses and costs of litigation) incurred by such parties solely as a result of structuring the Purchase Transaction as a like-kind exchange, and (b) the exchange will have no material effect on the terms of the non-electing parties’ obligations or in respect of the Option or this Option Agreement. Nothing contained herein shall prevent all parties from electing a like-kind exchange.

Execution Version

(ix)	No Waiver. Unless otherwise expressly provided in this Option Agreement or otherwise in writing, the failure of a party to act upon a default of another in any of the terms, conditions, or obligations under this Option Agreement shall not be deemed a waiver of any subsequent breach or default of the same or different terms, conditions, or obligations of such defaulting party.

(x)	Survival. Whether or not otherwise expressly stated in this Option Agreement, all covenants, terms, conditions, and other provisions in this Option Agreement, including all covenants, terms, conditions, and other provisions relating to the Life Estate and the Net Smelter Return Royalty (except to the extent addressed in the Deed and in the event there is any conflict between the provisions of this Option Agreement and the Deed, the provisions of the Deed shall prevail), shall survive the expiration of the Option Period, the termination of the Option by Optionee, or the Closing of the Purchase Transaction as may be necessary in order to give full force and effect to this Option Agreement and each covenant, term, condition and other provision of this Option Agreement. Without limitation or prejudice to the preceding sentence, all rights and obligations of each party under this Option Agreement, all rights to payments, however limited, all causes of action, all waivers, all limitations attributable to events occurring prior to the expiration of the Option Period, the termination of the Option Agreement or the Optionee or the Closing, as applicable, all limitations on warranties, all representations, warranties, indemnifications, and. Except as provided in this Section 15(x), all provisions of this Option Agreement that apply any time thereafter shall be deemed to survive the expiration of the Option Period, the termination of the Option or the Option Agreement by Optionee or the Closing, as applicable, whether or not sometimes so stated. The provisions of this Section 15(x) shall survive expiration of the Option Period, the termination of the Option Agreement by Optionee and the Closing, as applicable.

(xi)	Reserved.

(xii)	Compliance with Laws. Optionee agrees to materially comply with all Applicable Laws concerning the activities and operations of Optionee permitted under Sections 4, 5, and 6 of this Option, including, if applicable, requirements for posting of bonds or sureties in connection with such activities.

Execution Version

16.          Memorandum of Option. Upon execution of this Option Agreement, Owner and Optionee shall contemporaneously execute the Memorandum of Option attached as Exhibit A and incorporated by this reference. The Memorandum of Option shall be recorded at the Register of Deeds Office of Johnson County, Nebraska, at the expense of Optionee. Within thirty (30) days after the earlier to occur of the expiration of the Option Period or the termination of this Option by Optionee, Optionee, at Optionee’s expense, shall sign and record a release of the Memorandum of Option.

Remainder of Page Blank. Signature Pages, Acknowledgements and Exhibits to Follow

Execution Version

In Witness Whereof, this Option Agreement has been duly authorized, executed and delivered by the parties as of the Effective Date.

“OWNER”

/s/ Beverly J. Beethe
Beverly J. Beethe

STATE OF Nebraska		)
		)	ss:
COUNTY OF	Richardson	)

Before me, a Notary public qualified for said County, personally came Beverly J. Beethe, known to me to be the identical person who signed the foregoing instrument and acknowledged the execution thereof by her to be her voluntary act and deed.

Witness my hand and notarial seal on	April 29	, 2020.

My Commission Expires:

4-12-2023

/s/ Donna M. Lovenburg
Notary Public

Execution Version

“OPTIONEE”

ELK CREEK RESOURCES CORP.,

a Nebraska Corporation

BY:	/s/ Scott Honan
Scott Honan
	Title:	PRESIDENT

STATE OF	Colorado	)

		)	ss:
COUNTY OF	Denver	)

Before me, a Notary public qualified for said County, personally came Scott Honan, known to me to be the President of Elk Creek Resources Corp., a Nebraska corporation, the identical person who signed the foregoing instrument and acknowledged the execution thereof by him to be his voluntary act and deed on behalf of the corporation.

Witness my hand and notarial seal on	April 28	, 2020.

My Commission Expires:

6/2/2022

/s/ Cathy J. Savoie
Notary Public

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